Exhibit 10.1

ACADIA Pharmaceuticals Inc.

Description of Outside Director Compensation Program

The Board of Directors (the “Board”) of ACADIA Pharmaceuticals Inc. (“ACADIA”) has approved the following fees that are payable to the non-management directors who are members of the Board, effective June 1, 2017:

Annual Retainer	$50,000
Additional Retainer for Board Chair	$30,000
Additional Retainer for Audit Chair	$20,000
Additional Retainer for Audit Member (non-Chair)	$10,000
Additional Retainer for Compensation Chair	$20,000
Additional Retainer for Compensation Member (non-Chair)	$10,000
Additional Retainer for Nominating and Corporate Governance Chair	$10,000
Additional Retainer for Nominating and Corporate Governance Member (non-Chair)	$ 5,000

Options	15,000 upon joining Board
15,000 annual grant thereafter

The Annual Retainer amounts are payable following the first meeting of the Board that follows the annual meeting of ACADIA’s stockholders. Annual option grants to directors are made at the Board meeting following the annual meeting of stockholders in accordance with the provisions of stock option plans that have been approved by ACADIA’s stockholders.  The annual retainer amount may be pro- rated for a director that joins the Board other than at the first meeting of the Board following the annual meeting of stockholders.